Exhibit 10.60.4



August 2, 2004

Dr. Raul Deju
5 Hastings Court
Moraga, CA  94556

         Re: Amendment of Employment Agreement and Agreement for Further Employment

Dear Raul:

         This letter agreement (the "Agreement") constitutes an agreement to amend the employment agreement dated October 14, 1997 and amended October 1, 2001 both attached hereto ("Employment Agreement") between Dr. Raul Deju ("you" or "Employee") and JTM Industries, Inc., a company merged into ISG Resources, Inc. (JTM industries, Inc. and ISG Resources, Inc. interchangeably referred to in this Agreement as "ISG"), a subsidiary as of September 2002 of Headwaters Incorporated ("Headwaters") and provides for your future services to Headwaters and ISG. Capitalized terms used herein and not otherwise defined have the same meaning as in the Employment Agreement.

         The terms of our Agreement are as follows:

1. Amendment of Employment Agreement. Employee and Employer agree to amend the Employment Agreement so that the Term as defined therein shall end effective August 2, 2004.

2. New Employment Term. The parties agree that Employee will continue his status as an employee of Employer under the terms of this Agreement effective August 3, 2004 ("Effective Date") and continuing through October 3, 2006 ("Period of Employment").

3. Reassignment. Employee shall resign from his executive positions with Headwaters, as President of ISG, and as a member of the board of directors of ISG and subsidiaries of Headwaters and ISG as of the Effective Date. Employee will however, continue as an employee of Headwaters with a designated title of Vice President until the end of the Period of Employment. The parties anticipate that Employee's duties during the Period of Employment will not require efforts in excess of twenty hours per month. Employee will be free during the Period of Employment to seek and hold other employment provided it does not conflict with his duties hereunder or with his non-competition obligations under Section 8 of the Employment Agreement.

4. Services to be Rendered. During the Period of Employment, and subject to mutually agreed upon scheduling, Employee agrees to perform such assignments as may reasonably be assigned by Headwaters' CEO including
         (i) representing Headwaters in selected trade organizations such as ACAA and EPRI; (ii) supporting Headwaters' Vice President of Marketing and Government Relations; (iii) supporting the senior officers of the Coal Combustion Products business unit with client relationships,

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Dr. Raul Deju
August 2, 2004
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         planning, and consulting on an as needed basis; (iv) identifying new opportunities for Headwaters in the areas of post-combustion fly ash and building products; (v) assisting Headwaters on a transition of responsibilities regarding Flexcrete L.C.; and (vi) delivering a monthly report to the CEO of pertinent activities during the past month and activities planned for the succeeding month.

5. Employment Benefits. Employee and Headwaters agree to the following benefits through the Period of Employment:

         A. Compensation. From the Effective Date through October 3, 2004, Headwaters will pay you a gross salary of $28,333 per month, and the same benefits as you are currently receiving, and from October 4, 2004 through the Period of Employment, Headwaters will pay you a gross salary of $10,000 per month, subject to withholdings, to be paid at regular payroll periods in accordance with Headwaters' customary payroll practices in effect at the time such is due. In addition, you will have the opportunity to earn a bonus equal to one percent of the actual gross revenue from the trailing twelve months at the time of acquisition or merger from a new business proposal or acquisition presented by you to the CEO during the Employment Period, and adopted or acquired by Headwaters during the Employment Period, or at any time up to 12 months following the Employment Period, up to $200,000, to be paid within sixty
                  (60) days after each such transaction is consummated. Compensation for any larger proposed transactions will be subject to further negotiation and agreement between the parties.

         B. Business Expenses. Upon presentation of an itemized account and supporting documentation to Headwaters, you will be reimbursed in a timely manner within thirty (30) days for necessary and reasonable travel, meals, lodging, communications and other business expenses in the course of performing your employment duties.

         C. Health and Dental Benefits. You shall continue to receive health and dental benefits in accordance with such benefits as generally available from time-to-time to other company employees. You may choose from the available health and dental plans, and Headwaters shall continue to contribute to the health and dental insurance premiums on your behalf as it does for other employees through the Period of Employment. After October 3, 2006, you may continue COBRA health insurance coverage at your own expense as permitted by law.

         D. Stock Options and Restricted Stock. Your Headwaters stock options and restricted stock will continue to vest through the Period of Employment and thereafter cease vesting. Your Headwaters stock options vested as of the end of the Period of Employment will remain exercisable until January 4, 2007, and any unexercised options thereafter will expire. Your restricted stock will be transferred to you as it vests throughout the Period of Employment. The foregoing remains subject in all respects to the terms and conditions of grant and the 2002 Stock Incentive Plan and the 2003 Stock Incentive Plan.

         E. EVA Bonus. You will receive a bonus under Headwaters' Incentive Bonus Plan for the full 2004 fiscal year, subject to the generally applicable terms and conditions of the plan, and subject to the determinations of Headwaters' Board of Directors or its Compensation Committee. You will not participate in the EVA bonus program after the 2004 fiscal year and will therefore not be entitled to the banked portion of the 2004 award or any banked portion from past years' awards, except for the banked portion from the 2003 fiscal

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Dr. Raul Deju
August 2, 2004
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                  year payable in 2004 in addition to unbanked portion of the fiscal year 2004 award. This Agreement does not change your fiscal year 2004 EVA bonus, which shall be calculated using an individual business goal multiplier of not less than 95 percent, based on the non-financial business targets (items 3-7 of the attached Individual Business Objective Plan) being no less than 65 percent, and the financial objectives (items 1 and 2 of the attached Individual Business Objective Plan) being no less than 30 percent.

         F. Incentive Agreement. This Agreement and your change in employment status as of the Effective Date do not affect or change in any manner the Incentive Agreement between you and Headwaters, dated November 12, 2002, a copy of which is attached hereto

         G. Other Benefits. During the Period of Employment, you will not be eligible for benefits that are available to regular employees such as new incentive stock awards, bonuses, or benefits, except as provided Section 5 of this Agreement. Ownership and title to the automobile currently assigned to you will be transferred to you upon your payment to us of $1,000 prior to September 30, 2004.

6. Non-Disclosure; Headwaters Property. You agree not to disclose the terms of this Agreement, the benefits being paid under it or the facts of these payments to anyone, except that you may disclose this information to your spouse and those individuals who have a need to know in order for them to render professional, legal, or financial services to you, or as may be required by court order, law, rule or regulation. At the end of the Period of Employment, you also agree to return all property that belongs to Headwaters. You reaffirm the covenants you made in Sections 5, 6, and 7of your existing Employment Agreement.

7. Release of Claims. You fully discharge and release, and agree that this Agreement is in full satisfaction of, any claims, liabilities, demands or causes of action, known or unknown, that you ever had, now have, or may claim to have had against Headwaters or any parents, subsidiaries, directors, officers, employees or agents of Headwaters for any reason as of the Effective Date, except (i) as specifically provided in this Agreement, (ii) claims for vested benefits based on your employment and claims for workers' compensation insurance and unemployment insurance benefits; and (iii) claims for defense and indemnity as an officer or director of ISG, Headwaters, or any subsidiaries of same. Any such claims whether for discrimination, including claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964 or the Age Discrimination in Employment Act, wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other claims are hereby released and you agree and promise that you will not file any lawsuit asserting any such claims. Except as otherwise specifically provided in this Agreement, Headwaters, ISG, and their subsidiaries ("Headwaters Parties") fully discharge and release you from, and agree that this Agreement is in full satisfaction of, any claims, liabilities, demands or causes of action, known or unknown, that the Headwaters Parties and/or their predecessor companies ever had, now have, or may claim to have had against you for any reason as of the Effective Date, including without limitation any issues connected with the ISG merger transactions and your involvement with ISG as an officer or director. The Parties each acknowledge that he or it have had the benefit of counsel, and have been advised of, understands and knowingly and specifically waives his or its rights under California Civil Code Section 1542 which provides

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Dr. Raul Deju
August 2, 2004
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         as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
         CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

8. Acknowledgment of Waiver of Claims under ADEA; EEOC. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that the waiver and release is knowing and voluntary. You and Headwaters agree that the waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date. You acknowledge that the consideration given for the waiver and release of claims under this Agreement is in addition to anything of value to which you were already entitled. You also acknowledge that you have been advised by this writing that (a) you should consult with an attorney prior to executing the Agreement; (b) you have at least twenty one (21) days within which to consider the Agreement; (c) you have at least seven (7) days following your execution of the Agreement to revoke the Agreement; and
         (d) the Agreement shall not be effective until the revocation period has expired. This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission ("EEOC") to enforce the statutes which come under its jurisdiction and is not intended to prevent you from filing a charge or participating in any investigation or proceeding conducted by the EEOC; provided, however, that nothing in this Section limits or affects the finality or the scope of the release provided under Section 7 or the agreement to submit claims to final and binding arbitration under Section 11.

9. Confidential Information; Inventions; Non-Competition. You agree to abide by all Headwaters' policies, including its policy with respect to Headwaters confidential information and inventions both during and after your employment. The non-competition provisions of Section 8 of the existing Employment Agreement are reaffirmed with the Restricted Period thereof ending on October 3, 2008 and the Restricted Business amended to include all lines of business of ISG or its subsidiaries as of the Effective Date.

10. No Cooperation; Non-Disparagement. The parties agree that they will not act in any manner that might damage the business or reputation of the other party. The parties agree that they will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other party and/or any officer, director, employee, agent, representative, shareholder, family member, or attorney of the other party, unless under a subpoena or other court order to do so. The parties also agree to refrain from any defamation, libel or slander of the other party and where applicable the other party's respective officers, directors, employees, investors, shareholders, family members, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, and to refrain from any tortious interference with the contracts and relationships of the other party and where applicable the other party's respective officers, directors, employees, investors, shareholders, family members, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

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Dr. Raul Deju
August 2, 2004
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11.      Dispute Resolution. You agree that any future disputes between you and
         Headwaters, including but not limited to disputes arising out of or related to this Agreement shall be resolved by using the following procedures, except that the procedures in Sections 11(c) and 11(d) will not be followed in cases where the law specifically forbids the use of arbitration as a final and binding remedy, or where Section 11(d) below specifically allows a different remedy.

         A. The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

         B. If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties. Headwaters will pay the cost of the mediation.

         C. If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties will attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list. The arbitrator shall have the authority to determine whether the conduct complained of in
                  Section 11(a) violates the rights of the complaining party and, if so, to grant any relief authorized by law, subject to the exclusions of Section 11(d) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement. The hearing shall be transcribed. Headwaters shall bear the costs of the arbitration if you prevail. If Headwaters prevails, you will pay half the cost of the arbitration. Each party shall be responsible for paying its own attorneys' fees, unless the arbitrator orders otherwise, pursuant to applicable law.

         D. Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided however, that either party may bring an action, including, but not limited to an action for injunctive relief, in a court of competent jurisdiction, regarding or related to matters involving Headwaters' confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to joining Headwaters or after joining Headwaters, or regarding or relating to your engaging in activities that directly or indirectly compete with Headwaters.

12. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full

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Dr. Raul Deju
August 2, 2004
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         force and effect and shall in no way be affected, and the parties shall use their best efforts to find an alternative way to achieve the same result.

13. Entire Agreement. The provisions of this Agreement set forth the entire agreement between you and Headwaters concerning your changes in employment as of the Effective Date. Any other promises, written or oral, are replaced by the provisions of this Agreement and are no longer effective unless they are contained in this Agreement.

14. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the provisions of
         Section 17 of the existing Employment Agreement as if incorporated herein.

15. Indemnity. Headwaters, on behalf of itself, and its affiliates, divisions, subsidiaries, predecessor and successor corporations, and their directors, officers, employees, representatives, or agents, hereby ratifies, adopts, and confirms the indemnification obligations to Employee as set out in Section 18 of the Employment Agreement. Further to this obligation, Headwaters shall maintain directors and officers liability insurance in full force and effect covering you unless Headwaters determines in good faith that such insurance is not reasonably available, in which case, Headwaters shall promptly notify you. Headwaters' indemnity obligation hereunder shall survive the termination of this Agreement and the end of the Employment Period.

16. Ratification. Subject to the terms and conditions of grant and to the 2002 Stock Incentive Plan and the 2003 Stock Incentive Plan, the parties agree that the attached list of stock options granted to Employee to date and the attached list of restricted stock granted to Employee to date, all remain in full force and effect, and are hereby ratified and confirmed.

17. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

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Dr. Raul Deju
August 2, 2004
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18.      Voluntary Execution of Agreement. By signing below, you acknowledge that you are entering into this Agreement knowingly and voluntarily. In addition, you acknowledge by your signature that you have carefully read and fully understand all the provisions of this Agreement and you have been represented by legal counsel in the preparation and negotiation of this Agreement or you have voluntarily declined to seek such counsel.



                                                      Sincerely,

                                                       /s/ Kirk A. Benson
                                                     ---------------------------
                                                     Kirk A. Benson
                                                     Chief Executive Officer

                                    By your signature, you agree to the terms set forth above, and you agree to this Agreement.


Date: August 2, 2004


/s/ Raul Deju
-------------------
Raul Deju